Exhibit 99.1

Biotricity Reports 290% Revenue Growth Year Over Year in Record First Quarter

REDWOOD CITY, CA / ACCESSWIRE / August 16, 2021 /Biotricity, Inc. (OTCQB:BTCY), a medical diagnostic and consumer healthcare technology company, is pleased to provide financial results for its fiscal 2022 first quarter, which ended June 30, 2021. Full financial results will be posted on EDGAR later today. Biotricity’s Q1 results maintain a trend of both sequential and year over year (YoY) growth, with revenue once again setting a new quarterly record.

For Q1 Fiscal 2022, management is noting the following highlights:

●	Q1 revenue of $1.76 million represented the 9th consecutive quarter of triple digit YoY growth

●	Quarterly revenue increased 290% when comparing the first quarter of fiscal 2022 to the corresponding quarter of fiscal 2021, showing continued acceleration over the 227% growth in Q4/2021, 162% growth in Q3/2021, and 115% growth in Q2/2021

●	Quarterly sequential revenue increased 49% compared to 19% posted in the prior quarter, a significant acceleration bolstered by consistent month-over-month sequential growth

●	The Company nearly tripled sales with a smaller corresponding increase in Operating Expenses, which rose only 17% to $4.2 million for Q1 FY22 compared to $3.6 million in the prior year

“Continuous quarter over quarter revenue growth is a testament to our continued effort to expand our salesforce and footprint, stated Dr. Waqaas Al-Siddiq “Our Technology as a Service (TaaS) model and highly competitive solution is attracting an increasing number of cardiologists to the Biotricity brand. We are still waiting to receive approval from the FDA for our Biotres holter product, which will give us a major new product to sell to our existing customers.”

“Our operating expenses were only 7% higher than last year, despite a major ramp up in sales, which provides a good measure of the scalability of our business,” said Biotricity’s CFO, John Ayanoglou. “While our year-over-year growth is increasing, our sequential quarterly growth is even more encouraging, coming it just shy of 50% in this quarter. As we have discussed in recent quarters, with multiple new products on the horizon, R&D spending continues to be strategically high, coming in at nearly $590,000 for the quarter, a 39% increase over the prior year.”

Based on current trends, the Company is projecting continued revenue growth for fiscal 2022 and into fiscal 2023. As a reminder, Biotricity filed a 510(K) seeking FDA approval for its new Biotres holter product on December 31, 2020 and is prepared for a fast launch following that approval. Although the approval process has been slowed somewhat by the widely reported FDA backlog, the process is otherwise on track in terms of the steps required of the Company.

About Biotricity Inc.

Biotricity is reforming the healthcare market by bridging the gap in remote monitoring and chronic care management. Doctors and patients trust Biotricity’s unparalleled standard for preventive & personal care, including diagnostic and post-diagnostic products for chronic conditions. The company develops comprehensive remote health monitoring solutions for the medical and consumer markets. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” “project,” or “goal” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives and goals of management for future operations, including plans, objectives or goals relating to the design, development and commercialization of Bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the regulatory regime in which the Company operates or intends to operate and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Relations:

Biotricity Inc.
1-800-590-4155
investors@biotricity.com

Todd Kehrli or Mark Forney
MKR Investor Relations, Inc.
btcy@mkr-group.com

SOURCE: Biotricity Inc.

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